Exhibit 99.1

IEC announces that First Quarter write-off is being reversed

Newark, N.Y. March 27, 2007 - IEC Electronics Corp. (IECE.OB) reports that the current quarter will reflect the partial recovery of a first quarter’s write-off associated with Mangrove Systems, Inc. On February 7, 2007 the Company announced that the results for the first quarter of fiscal 2007, which ended December 29, 2006, included a write-off of $389,000 attributable to the cessation of operations by one of its customers, Mangrove Systems, Inc.

On March 5, 2007 Carrier Access Corporation (NASDAQ:CACS) announced the acquisition of Mangrove’s IP networking product assets in a cash transaction valued at approximately $8 million. Carrier Access also hired 30 former employees of Mangrove to sell, support and continue research and development of the Mangrove products. Following the closing Carrier paid IEC the sum of $349,000 all of its outstanding receivables, including $60,000 applicable to the second quarter. This payment will be reflected in the current quarter’s results.

CEO, W. Barry Gilbert stated, “Over the past 3 years we have developed considerable expertise building and testing the highly complex Mangrove products. We believe that this capability will prove valuable to Carrier Access as they look to us for support, and expect that the dedicated Mangrove inventory previously written-off will likely be utilized over time and much of it recovered. We are pleased with this outcome for Carrier Access, Mangrove employees and IEC shareholders.”

IEC is a full service, ISO-9001:2000 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2006 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Heather Keenan
IEC Electronics Corp.
(315) 332-4262
Hkeenan@iec-electronics.com

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